Valeritas Reports Second Quarter 2017 Financial Results

Conference Call and Webcast Today, August 11, at 11:00 a.m. EDT

BRIDGEWATER, New Jersey, August 11, 2017 --- Valeritas Holdings, Inc. (NASDAQ: VLRX) today announced financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 Highlights:

•
Revenues of $4.8 million, down 2% from the same period in 2016 and gross profit of $1.8 million; sequential revenues up 4% from the first quarter 2017 demonstrating the high-touch and higher-service sales and marketing strategy is gaining traction;

•	Gross margin was 37.7% during the second quarter of 2017 compared to 35.3% during the same period in 2016, an increase of 240 basis points;

•	Total and new prescriptions in our non-disrupted territories targeted accounts grew 13% and 18%, respectively in the second quarter vs. a year ago;

•	Appointed Peter J. Devlin as chairman of the Company’s Board of Directors.

“We believe our capital efficient high-touch, higher-service sales and marketing strategy was further validated in the second quarter of 2017 as our non-disrupted sales territories targeted accounts experienced 18% new prescription growth compared to the prior year,” said John Timberlake, President and Chief Executive Officer of Valeritas. “Given this success, we increased the number of active sales territories from 30 to 48 in the quarter and launched our new marketing direct to patient activation programs to excellent initial feedback. While these achievements continue to be masked by declining revenue in accounts that we no longer actively service with our sales force, our confidence in our more focused sales and service strategy has grown and we expect continued sequential quarterly growth in the second half of 2017.”

Second Quarter Year 2017 Financial Results
Total revenue for the fiscal second quarter of 2017 was $4.8 million, a 2% decrease from the same period in 2016. This overall decrease was primarily due to a volume decline of 21% from accounts that are not targeted by our sales representatives under our capital efficient high-touch and higher-service sales and marketing strategy.
New prescriptions in targeted accounts in non-disrupted territories, defined as territories that have had the same sales representative for at least six months, increased by 18% year over year.
Targeted accounts in disrupted territories, defined primarily as territories with sales representatives who are new to the Company or new to a specific territory (tenure of six months or less), are demonstrating strong early trends. With the physician practices in these disrupted territories targeted accounts now once-again being serviced, new prescriptions increased sequentially from the first quarter of 2017 by 14%, thus reversing the declining trend the Company has seen over the last couple of quarters in these territories.

Gross profit in the second quarter of 2017 was $1.8 million, or 37.7% gross margin, an increase from $1.7 million, or 35.3% gross margin, compared to the second quarter of 2016. The increase in our gross margin was driven mainly by improved manufacturing and supply chain efficiencies. The Company continues to expect these efficiencies to significantly improve its future gross margin profile and may exceed 40% in the fourth quarter of 2017.
Operating expenses in the second quarter of 2017 were $12.9 million, a 32.4% increase from $9.7 million in the second quarter of 2016. Increased operating expenses were driven primarily by our increased investment in the Company’s commercial initiatives including; the expansion of our sales force in April, the impact of non-cash stock compensation charges, and an increase in R&D primarily related to our V-Go Link program, offset by restructuring expense in 2016.
Operating loss for the second quarter of 2017 was $11.1 million, an increase of 38.4% compared to an $8.0 million operating loss in the second quarter of 2016.
Net loss for the second quarter of 2017 was $12.0 million, an increase of 14.5%, compared with net loss of $10.5 million in the second quarter of 2016.
Total cash and cash equivalents were $42.3 million as of June 30, 2017, compared to $9.9 million on December 31, 2016.

Guidance:
The company expects third quarter revenue to reach $5 million, representing continued sequential growth and a return to year-over-year growth. These trends are expected to continue in the fourth quarter resulting in full-year 2017 revenue reaching $20 million. These expectations are based on, among other things, continued acceleration in non-disrupted territories, stabilization and return to growth of disrupted territories and a slowing rate of decline in non-targeted accounts.

Conference Call Information
Valeritas will hold a conference call today, Friday, August 11, 2017, at 11:00 a.m. EDT to discuss the results. The dial-in numbers are (833) 235-7647 for domestic callers and (647) 689-4168 for international callers. The conference ID number is 56805537. A live webcast of the conference call will be available on the investor relations page of the Valeritas corporate website at www.valeritas.com.
If you are unable to participate during the live webcast, a replay will remain available until Valeritas reports its third quarter 2017 financial results on the investor relations page of the Valeritas corporate website at www.valeritas.com. In addition, a telephonic replay of the call will be available through August 12, 2017. The replay dial-in numbers are (800) 585-8367 for domestic callers and (416) 621-4642 for international callers. Please use the replay pin number 56805537.

About Valeritas, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, wearable, basal-bolus insulin delivery solution for patients with Type 2 diabetes that enables patients to administer a continuous preset basal rate of insulin over 24 hours. It also provides on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Shrewsbury, Massachusetts. For more information, please visit www.valeritas.com.

Forward Looking Statements
This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, our revenue projections, our gross margin projections, our cash-flow break-even projections, our ability to implement our efficient sales strategy, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov
Investor Contacts:
Robert Flamm, Ph.D. / Brian Johnston
The Ruth Group
646-536-7017 / 7028
ir@valeritas.com

Or

The Del Mar Consulting Group, Inc.
Robert B. Prag, President
858-794-9500
bprag@delmarconsulting.com

Media Contact:
Kirsten Thomas / Cari Randall
The Ruth Group
508-280-6592 / 646-536-7002
pr@valeritas.com

Valeritas Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue, net	$4,788	$4,885	$9,399	$9,894
Cost of goods sold	2,985	3,160	5,863	6,457
Gross profit	1,803	1,725	3,536	3,437
Operating expense:
Research and development	1,650	1,186	3,238	2,447
Selling, general and administrative	11,231	8,141	21,678	16,550
Restructuring	—	401	—	2,163
Total operating expense	12,881	9,728	24,916	21,160
Operating loss	(11,078)	(8,003)	(21,380)	(17,723)
Other income (expense), net:
Other expense	(3)	—	(187)	—
Other income	19	—	85	—
Interest expense, net	(888)	(2,421)	(2,472)	(9,006)
Change in fair value of derivatives	(32)	(42)	166	(635)
Total other income (expense), net	(904)	(2,463)	(2,408)	(9,641)
Loss before income taxes	(11,982)	(10,466)	(23,788)	(27,364)
Income tax expense	—	—	—	—
Net loss	$(11,982)	$(10,466)	$(23,788)	$(27,364)
Preferred stock dividend	$(549)	$—	$(597)	$—
Net loss attributable to common stockholders	$(12,531)	$(10,466)	$(24,385)	$(27,364)
Net loss per share of common shares outstanding - basic and diluted	$(1.83)	$(8.76)	$(5.44)	$(35.26)
Weighted average common shares outstanding - basic and diluted	6,842,978	1,195,228	4,479,565	775,993

Valeritas Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except share amounts)

	June 30, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,261	$9,866
Accounts receivable, net	3,281	3,462
Other receivables	109	173
Inventories, net	8,118	9,384
Deferred cost of goods sold	782	690
Prepaid expense and other current assets	801	569
Total current assets	55,352	24,144
Property and equipment, net	9,402	10,219
Other assets	262	153
Total assets	$65,016	$34,516
Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$4,076	$4,591
Accrued expense and other current liabilities	6,038	5,532
Deferred revenue	1,838	1,623
Total current liabilities	11,952	11,746
Long-term debt, related parties (net of $133 and $214 in issuance costs at June 30, 2017 and December 31, 2016)	34,066	58,978
Deferred rent liability	30	70
Derivative liabilities	56	222
Total liabilities	46,104	71,016
Stockholders' equity (deficit)
Convertible preferred stock, $0.001 par value, 50,000,000 shares authorized at June 30, 2017; 2,750,000 and 0 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively. (aggregate liquidation value of $28,097 and $0 at June 30, 2017 and December 31, 2016)	3	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 6,842,978 and 1,590,948 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	7	2
Additional paid-in capital	467,310	387,737
Accumulated deficit	(448,408)	(424,239)
Total stockholders' equity (deficit)	18,912	(36,500)
Total liabilities and stockholders' equity (deficit)	$65,016	$34,516